Horizon Technology Finance Provides

Investment Portfolio Update for Third Quarter 2013

FARMINGTON, Conn., October 2, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) ("Horizon"), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today provided a portfolio update for the third quarter of 2013.

“Our investment activity during the third quarter reflects management’s disciplined approach to capitalizing on high-quality venture debt opportunities within our target markets,” said Gerald A. Michaud, President of Horizon. “We are pleased to continue our success in providing important growth capital for well-sponsored technology companies. Management remains committed to deploying capital efficiently and profitably into a diverse mix of earning assets while maintaining the potential for upside returns from warrant gains.”

New Loans Funded

New loans funded during the third quarter of 2013 totaled approximately $11.5 million. During the third quarter of 2013, Horizon provided funding to the following new and existing portfolio companies:

•	$2.0 million to a new portfolio company, eASIC Corporation, a fabless semiconductor company offering breakthrough ASIC devices that reduce the overall fabrication cost and time-to-production of customized semiconductor devices.
•	$1.5 million to a new portfolio company, Ekahau Inc., a provider of RFID-over-Wi-Fi™ Real-Time Location Systems which enables enterprises to locate, track and manage assets, inventory, staff and visitors.
•	$1.5 million to an existing portfolio company, Lotame Solutions, Inc., the leading data management platform for publishers, ad networks and marketers.
•	$2.0 million to an existing portfolio company, NexPlanar Corporation, a developer of next generation chemical mechanical planarization (CMP) pads for the semiconductor device industry.
•	$3.0 million to a new portfolio company, Tryton Medical, Inc., a leading developer of stents designed to treat bifurcation lesions.
•	$1.5 million to an existing portfolio company, a provider of cloud-based financial assurance and predictive analytics solutions for communications service providers.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

During the quarter ended September 30, 2013, Horizon had no refinanced principal balances and experienced early pay-offs of principal totaling $7.5 million, compared to no refinanced balances and pay-offs of principal totaling $19.3 million during the second quarter of 2013. During the quarter ended September 30, 2013, Horizon received principal payments on investments totaling $10.5 million compared to the quarter ended June 30, 2013, wherein Horizon received principal payments on investments totaling $8.7 million.

Commitments

During the quarter ended September 30, 2013, Horizon closed new loan commitments totaling $8.0 million to three companies, compared to the quarter ended June 30, 2013, wherein Horizon closed new loan commitments totaling $33.5 million to seven companies.

Pipeline

As of September 30, 2013, Horizon's unfunded loan approvals and commitments ("Committed Backlog") were $11.5 million to seven companies, compared to a Committed Backlog of $19.0 million to 10 companies as of June 30, 2013. While Horizon's portfolio companies have discretion whether to draw down such commitments, in some cases, the right of a company to draw down its commitment is subject to the portfolio company achieving specific milestones.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, Horizon is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN.” In addition, Horizon’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Michael Cimini / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	mcimini@igbir.com / lberman@igbir.com